SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 31, 2003

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 9.        Regulation FD Disclosure.

        Press Release issued January 31, 2003 with respect to Fourth Quarter Earnings and Dividend.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 31, 2003	PAVILION BANCORP, INC. (Registrant)
	By:	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

EXHIBIT INDEX

99.1            Press Release dated January 31, 2003 with respect to Fourth Quarter Earnings and Dividend

EXHIBIT 99.1

For Immediate Release
January 31, 2003

News For: Contact:	Pavilion Bancorp, Inc. Douglas L. Kapnick, Chairman of the Board Pamela S. Fisher, Corporate Secretary (517) 266-5054 pfisher@pavilionbancorp.com

Pavilion Bancorp 4th Quarter Earnings and Dividend
Reflect Company’s Strong 2002 Final Quarter Performance

        ADRIAN, MICHIGAN, JANUARY 31, 2003: The Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee and the Bank of Washtenaw, have announced a cash dividend of $.22 per share on the common stock payable January 31, 2003 to shareholders of record on January 24, 2003. Total dividends paid for the year 2002 were $.86 per share compared to $.80 in 2001.

        The company’s unaudited consolidated net income for the fourth quarter was $881,159, a 7.45% improvement over the same quarter in 2001. The increase in net income was a result of the continued strength of the real estate mortgage business, as well as the Bank of Washtenaw posting its first profitable month in December.

        For the year, unaudited consolidated net income was $2.85 million, which was 6.2 percent below 2001 due primarily to increased noninterest expense as the company continued to invest in the growth of the Bank of Washtenaw. Reflecting the growth the Bank of Washtenaw is seeing in its market, total assets were $287 million at the end of 2002, 3.2 percent above total assets at the end of 2001.

        “We are proud of our performance, especially with the challenges facing local businesses and the economy at large,” said Douglas L. Kapnick, Chairman of the Board of Pavilion Bancorp. “We are also very proud of our banking staff, and we look forward to serving our communities in 2003.”

        Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Several brokerage firms make a market in the stock.

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